NEWS RELEASE T. ROWE PRICE ANNOUNCES FORMATION OF THE T. ROWE PRICE INVESTMENT INSTITUTE 26-year company veteran Justin Thomson to lead new initiative focused on investment talent development and institutional/intermediary client education BALTIMORE (October 1, 2024) – T. Rowe Price, a global investment management firm and leader in retirement, announced it is forming the T. Rowe Price Investment Institute for the dual purposes of enhancing the firm’s investment talent development and strengthening the delivery of T. Rowe Price’s proprietary investment insights to clients. Justin Thomson, head of International Equity and chief investment officer, has been named to head the Institute, which is scheduled to launch on January 1, 2025. Thomson will create the Institute’s charter, which is expected to involve establishing a center of excellence for developing differentiated investment thought leadership and internal investment talent development. The work of the Institute will include curating and highlighting insights generated by T. Rowe Price’s leading investment research organization and developing educational content to help clients and T. Rowe Price investment professionals augment investment decision-making. As progress accelerates into next year under Thomson’s leadership, the Institute will pursue engagements with experts in business and academia and with other institutions on topics such as portfolio construction, behavioral finance, geopolitics, and others. The Institute will facilitate collaboration between these experts and T. Rowe Price investment professionals, developing insights that can be shared with clients. Thomson is a 26-year veteran of T. Rowe Price who helped conceive the firm’s International Small-Cap Equity Strategy and managed it for many years before stepping into his current leadership role in 2020. He has also been an important contributor to T. Rowe Price’s Asset Allocation Committee for the last nine years. Thomson is based in London, and his total investment experience spans more than 33 years. “Justin has a demonstrable record of success throughout his long tenure at T. Rowe Price,” said Eric Veiel, head of Global Investments and a chief investment officer. “He was a talented portfolio manager, and he has always been an influential voice within the investment organization. He is valued as a leader and mentor, and he’s highly respected by his colleagues and clients. The impressive skill set he has built over the course of his career makes him the perfect match for this important new role.” “The T. Rowe Price Investment Institute will be an important educational resource for our investment professionals and our clients,” Thomson said. “Risks are everywhere in the markets today. More than ever, investors and advisors need a place where they can find timely and actionable insights from people who are on the ground asking the right questions of the companies that are shaping the present and future of the financial markets and global economies. That’s why the time is right to establish this Institute and it’s why I also believe the time is right for cost-effective, skilled active asset management. Our intent with the Institute is to help investors do more than keep pace with markets by enabling better, more informed investment decisions.” ABOUT T. ROWE PRICE Founded in 1937, T. Rowe Price (NASDAQ – GS: TROW) helps individuals and institutions around the world achieve their long-term investment goals. As a large global asset management company known for investment excellence, retirement leadership, and independent proprietary research, the firm is built on a culture of integrity that puts client interests first. Clients rely on the award-winning firm for its retirement expertise and active management of equity, fixed income, alternatives, and multi-asset investment capabilities. T. Rowe Price serves millions of clients globally and manages US $1.61 trillion in assets under management as of August 31, 2024. About two-thirds of the assets under management are

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